Exhibit 10.2

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), dated as of April 6, 2007  by and between THE MEDICINES COMPANY, a Delaware corporation with its principal place of business located at 8 Campus Drive, Parsippany, New Jersey 07054 (the “Company”) and HIROAKI SHIGETA, having an address of 300 N. Swall Drive #252, Beverly Hills, California 90211 (the “Consultant”).

WHEREAS, the Company desires to obtain the services and advice of the Consultant and the Consultant desires to render such services and advice to the Company.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the parties agree as follows:

1.             SERVICES

The Consultant agrees to perform such consulting and advisory services as may be requested by the Company and as the Company and the Consultant shall agree from time to time, including, without limitation, assisting with a business development strategy in the Japanese market for the Company’s product(s) as well as researching and advising on pharmaceutical product acquisitions and seeking potential business partners for product acquisitions. The Consultant shall coordinate such services with either Clive Meanwell or Glenn Sblendorio by providing a monthly outline of services in advance of planned efforts.

2.             TERM

The term of this Agreement shall commence on the date first written above and shall continue until December 31, 2007, but shall include services rendered since January 1, 2007.  Thereafter, this Agreement shall be subject to renewal for successive periods upon the further written agreement of the parties.  Either party may terminate this Agreement upon thirty (30) days written notice to the other party.  In the event of termination, the Consultant shall be entitled to payment for services performed prior to the effective date of termination.  Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.

3.             COMPENSATION

During the term of this Agreement, the Company shall pay the Consultant consulting fees in the amount of $437.50 per hour, up to a maximum of $3,500.00 per day.  The Company and Consultant agree that the Consultant shall perform the first 56 hours of Services under the Agreement without charge.  In addition to fees for Services, the Company will reimburse reasonable, pre-approved out of pocket expenses necessarily incurred by the Consultant in connection with the performance of his services hereunder.  The Consultant will invoice the Company using the form attached hereto as Exhibit A, for consulting fees and expenses on a monthly basis, and the Company agrees to pay such invoices within thirty (30) days after receipt thereof.  Consulting fees for any partial period shall be prorated.

4.             Inventions and Proprietary Information

4.1           Inventions

(a)           The Consultant will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship relating to the Company’s business, whether patentable or not, which are created, made, conceived or reduced to practice by it or under its direction or jointly with others during the term of this Agreement (all of which are collectively referred to in this Agreement as “Developments”).

(b)           The Company shall own and have title to any Developments made during the term of this Agreement.  The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest, if any,  in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

(c)           The Consultant agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Consultant shall, at the Company’s expense, sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Developments.

4.2           Proprietary Information

(a)           The Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s products, business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Company.  The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of its duties as a consultant of the Company) without written approval by an officer of the Company, either during or after the term of this Agreement.

(b)           The Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company.

(c)           The Consultant’s obligations under this Section 4.2 shall not apply to any information that (i) is generally known to the public at the time of disclosure or becomes generally known without Consultant violating this Agreement, (ii) is in the Consultant’s possession at the time of disclosure without Consultant violating this Agreement, (iii) becomes known to the Consultant through disclosure by sources other than the Company without such sources violating any confidentiality obligations to the Company, or (iv) is independently developed by the Consultant without reference to or reliance upon the Company’s Proprietary Information.

(d)           Upon termination of this Agreement or at any other time upon request of the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing or relating to Proprietary Information of the Company.  After such delivery, the Consultant shall not retain any such materials or copies thereof.

4.3           Remedies

The Consultant acknowledges that any breach of the provisions of this Section 4 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of the Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law).  The Company may terminate this Agreement, effective immediately upon the giving of written notice, if the Consultant breaches or threatens to breach any provision of this Section 4.

5.             INDEPENDENT CONTRACTOR STATUS

The Consultant shall perform all of its services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  The Consultant shall not be entitled to any benefits, insurance coverage or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to the employees of the Company.

6.             NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be mailed, delivered, or faxed and confirmed in writing, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6, and any such notices and other communications shall take effect at the time of receipt thereof.

7.             ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.  This Agreement may be amended only by a written instrument executed by the Company and the Consultant.

8.             GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

9.             SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by it without the Company’s express written consent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

THE MEDICINES COMPANY

By:	/s/Clive A. Meanwell
Name: Clive A. Meanwell
Title: Chairman and CEO

/s/ Hiroaki Shigeta
HIROAKI SHIGETA

EXHIBIT A

INVOICE FOR PROFESSIONAL SERVICES

Date of Invoice:

Payee Name:

Taxpayer I.D./S.S.#

Date of Services	Description of Services	Hours Worked	Hourly Rate	Expenses Incurred

Total Hours Worked:
Total Expenses:
Total Invoice Amount: $